Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Equity Incentive Plan and 2023 Employee Share Purchase Plan of SharkNinja, Inc. of our reports dated March 31, 2025, with respect to the consolidated financial statements of SharkNinja, Inc. and the effectiveness of internal control over financial reporting of SharkNinja, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 31, 2025